UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) August 8, 2007

FARO TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-20381	59-3157093
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

125 Technology Park, Lake Mary, Florida	32746
(Address of Principal Executive Offices)	(Zip Code)

(407) 333-9911

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2007, FARO Technologies, Inc. (the “Company”) entered into a Placement Agency Agreement (the “Placement Agreement”) with Robert W. Baird & Co. Incorporated (“Baird”) and A.G. Edwards & Sons, Inc. (“AGE” and, together with Baird, the “Placement Agents”) relating to the registered direct offering to certain institutional investors (the “Investors”) of 1.65 million shares (the “Shares”) of the Company’s common stock, par value $.001 per Share, at a purchase price of $34.00 per share and an aggregate purchase price of $56.1 million. The net offering proceeds to the Company are expected to be approximately $53.3 million after deducting fees to the Placement Agents but before deducting other offering expenses. The sale of the Shares by the Company to the Investors is being made pursuant to Purchase Agreements that the Company expects to enter into with the Investors (collectively, the “Purchase Agreement”) for the sale of the Shares. The offering is being made under the Company’s registration statement on Form S-3 (File No. 333-121919), as amended, and is expected to close on August 14, 2007, subject to customary conditions.

The foregoing descriptions of the Placement Agreement and the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Placement Agreement and the form of the Purchase Agreement which are attached hereto as Exhibit 1.1 and Exhibit 10.1, respectively.

Item 7.01	Regulation FD Disclosure.

On August 9, 2007, the Company issued a press release disclosing the material terms of the registered direct offering described in Item 1.01 above. A copy of this press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Placement Agency Agreement dated August 8, 2007, among FARO Technologies, Inc., Robert W. Baird & Co. Incorporated, and A.G. Edwards & Sons, Inc.

10.1	Form of Purchase Agreement.

99.1	Press Release dated August 9, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

FARO Technologies, Inc.
(Registrant)
Date: August 9, 2007
/s/ Jay Freeland
Jay Freeland
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agency Agreement dated August 8, 2007, by and among FARO Technologies, Inc., Robert W. Baird & Co. Incorporated, and A.G. Edwards & Sons, Inc.

10.1	Form of Purchase Agreement dated August 8, 2007, between FARO Technologies, Inc. and each Investor.

99.1	Press Release dated August 9, 2007.